January 19, 2004



The Directors
Acto Digital Video U.S.A. Inc.
C/O Jonathan Gardner,
Kavinoky Cook, LLP
120 Delaware Avenue
Buffalo, New York
14202

Dear Sirs:

              Re: Audit Reports attached to your financial statements for the periods:
                  December 31, 2001 and 2000
                  December 31, 2002 and 2001

                  And our reviews of your financial statements for the periods:
                  March 31, 2003 and 2002
                  June 30, 2003 and 2002
                  September 30, 2003 and 2002

As you are aware there have been allegations made by one of your Directors and the former Chief Financial Officer of the Company that due to certain fraudulent acts, the Financial Statements prepared by the Company are incorrect.

Under the circumstances and in view of the fact that:

         a) it would take time to determine if in fact the allegations are true; and

         b) the Company management refuses to give us access to the company's records in order to make any determination as to the allegations,

we have no alternative but to ask that you make the appropriate disclosures to all those persons and others who may be relying or who may rely on the Financial Statements mentioned above, that these financial statements should not be relied upon, and are to be withdrawn. We would furthermore point out that you should discuss this matter with the Securities and Exchange Commission (SEC) and other appropriate regulatory agencies and ascertain the disclosures to be made or other measures to be taken in the circumstances.

We have received copies of documentation prepared by the Company's attorney outlining the proposed course of action to be followed, with which we concur. Please let us have documentary evidence that you have made the above disclosures and withdrawals.

Please be advised that we may also be required to notify the SEC that the auditor's reports and reviews cannot be relied upon in view of the above circumstances.

Yours truly,
SCHWARTZ LEVITSKY FELDMAN LLP

Gerry Goldberg, CA
Partner